Exhibit 99
FOR IMMEDIATE RELEASE
Contact:
      John K. Bakewell
      (901) 867-4527
Wright Medical Announces Agreement to Acquire
INBONE Technologies, Inc.
Inbone’s Novel Total Ankle and Bone Fusion Product Lines Represent Key Additions to Wright’s
Portfolio of Products for the Rapidly Expanding Foot and Ankle Surgery Market
ARLINGTON, TENN. — March 7, 2008 — Wright Medical Group, Inc. (NASDAQ: WMGI), a global orthopaedic manufacturer, announced today an agreement to acquire INBONE Technologies, Inc., manufacturer of both the INBONE™ Total Ankle System and the INBONE™ Intra-osseous Fusion Rod and Plate System. The acquisition consists of an initial cash payment of $24 million, guaranteed minimum future payments of $3.7 million and potential additional cash payments based upon the future operational and financial performance of the company.
The INBONE™ Total Ankle is a next-generation total ankle replacement, featuring key patented features that provide the surgeon greater accuracy of alignment and the ability to match unique patient anatomy through a modular in-situ assembly process. An ideal primary replacement, the INBONE™ Total Ankle is also uniquely suited for treating revisions of failed total ankle implants, as well as patients with deformity due to post-traumatic, degenerative, or rheumatoid conditions. Wright estimates that approximately 18,000 ankle fusions and 2,500 total ankle replacements are performed annually in the U.S., and anticipates that within five years up to 50% of those patients that currently receive fusions will instead receive total ankle replacements. Additionally, over 15,000 first-generation ankles have been implanted in the U.S., of which a small percentage each year require revision with a new implant. The INBONE™ Total Ankle system is uniquely designed to address the surgical challenges of a second (revision) surgery.
The INBONE™ Intra-osseous Fusion Rod and Plate System allows fusion of bones in the foot by placing the device completely inside of the targeted bony structures. Intra-osseous fusion allows for fast patient recovery without the long-term problems associated with external plate implants that sometimes require removal due to irritation of the overlying soft tissues. Wright estimates over 100,000 applicable foot fusion procedures can be treated with these devices.
Wright will begin distributing the INBONE™ product line through its U.S. distribution network immediately upon close of the transaction. Select international markets will follow upon receipt of required regulatory clearances. The INBONE™ product line joins Wright’s industry leading portfolio of foot and ankle products including: the SWANSON line of silicone digit implants, the CHARLOTTE™ line of stainless steel plates and screws, the DARCO® line of titanium locked plates and headed screws, the SIDEKICK™ comprehensive line of external fixators, the AM™ Surgical endoscopic tissue release systems, the BIOARCH™ subtalar implant, as well as biologics including the GRAFTJACKET® regenerative tissue matrix, CANCELLO-PURE™ bone wedges, and ALLOMATRIX® DBM and PRO-DENSE® injectable synthetic bone graft substitute.
Gary D. Henley, Wright’s President and Chief Executive Officer commented, “The INBONE acquisition represents a key milestone in our effort to become the leading supplier of foot and ankle surgical products. The addition of INBONE’s next-generation total ankle will no doubt provide significant leverage to our product portfolio and add fuel to support and expand our focused foot and ankle sales force.”
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headquarters
Wright Medical Group, Inc.       5677 Airline Road    Arlington, TN 38002    901.867.9971 phone      www.wmt.com

Mark Reiley, M.D., Founder and Chief Medical Officer at INBONE commented, “The combination of Wright’s current extensive product line coupled with INBONE’s Total Ankle Replacement product as well as INBONE’s Fusion Rod System creates, what I believe, is the best lineup of foot and ankle devices in the industry. Total ankle replacements are finally coming of age and the timing of this combination is at the inflection point when ankles are poised to garner widespread acceptance and growth because of the new design and technology which will benefit patients.” Jeffrey Dunn, President and CEO at INBONE added, “I am delighted that INBONE has found such a great acquisition partner in Wright Medical and believe that many patients will benefit greatly from this combination.”
Excluding acquisition-related costs such as integration charges and non-cash inventory step-up expenses, the acquisition is expected to be accretive to Wright’s earnings in 2009 and thereafter and is expected to be $.03 dilutive to Wright’s 2008 adjusted earnings per share. The Company intends to provide more detailed guidance regarding the financial aspects of the acquisition and its anticipated impact on Wright’s future financial results following the closing of this transaction, which is subject to approval by shareholders of INBONE Technologies and is expected to occur in the latter part of the first quarter or the early part of the second quarter.
About Wright Medical Group
Wright Medical Group, Inc. is a global orthopaedic medical device company specializing in the design, manufacture and marketing of reconstructive joint devices and biologics. The Company has been in business for more than 50 years and markets its products in over 60 countries worldwide.
About INBONE Technologies
INBONE Technologies, Inc. is a privately held U.S. company focused on bringing the most advanced engineering and medical technology to the field of ankle arthroplasty and small bone fusion.
Safe-Harbor Statement
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. The Company wishes to caution readers that actual results might differ materially from those described in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the factors discussed in the Company’s filings with the Securities and Exchange Commission (including the Company’s annual report on Form 10-K for the year ended December 31, 2007, under the heading, “Risk Factors”), which could cause the Company’s actual results to materially differ from those described in the forward-looking statements. Although the Company believes that the forward-looking statements are accurate, there can be no assurance that any forward-looking statement will prove to be accurate. A forward-looking statement should not be regarded as a representation by the Company that the results described therein will be achieved. The Company wishes to caution readers not to place undue reliance on any forward-looking statement. The forward-looking statements are made as of the date of this press release. The Company assumes no obligation to update any forward-looking statement after this date.
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